Exhibit 10.8

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Agreement”) is made as of February 2, 2017 by and among Entercom Communications Corp., a Pennsylvania corporation (the “Company”), Joseph M. Field, an individual, Marie Field, an individual, and David J. Field, an individual (each a “Holder” and collectively, the “Holders”)). Unless otherwise noted, capitalized terms used but not otherwise defined have the meaning set forth in Section 1.

WHEREAS, it is proposed the Company enter into, concurrently with this Agreement, an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 1, 2017, by and among CBS Corporation, a Delaware corporation (“CBS”), CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), the Company and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”);

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into Radio (the “Merger”), with Radio surviving as a wholly owned subsidiary of the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) (a) has determined that the Merger and the Merger Agreement are advisable, fair to, and in the best interests of, the Company and its shareholders and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and the issuance of shares of Class A Common Stock pursuant to the Merger Agreement, and (b) has recommended the approval by the shareholders of the Company of the issuance of shares of Class A Common Stock pursuant to the Merger Agreement;

WHEREAS, the Merger Agreement contemplates that the Company and the Holders enter into this Agreement concurrently with the execution of the Merger Agreement;

WHEREAS, pursuant to the Company’s amended and restated articles of incorporation (as last amended May 12, 2009, the “Articles”) the Company has 350,000,000 authorized shares of capital stock, par value of $0.01 per share (with any shares authorized after the date hereof and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities, the “Capital Stock”), consisting of: (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 75,000,000 shares of Class B Common Stock (the “Class B Common Stock”), (iii) 50,000,000 shares of Class C Common Stock (the “Class C Common Stock” and collectively with the Class A Common Stock and Class B Common Stock, the “Common Stock”) and (iv) 25,000,000 shares of Preferred Stock (the “Preferred Stock”); and

WHEREAS, in connection with the Merger, the Field Family and the Company desire to agree to certain matters with respect to the transfer of shares of Capital Stock by the Field Family.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which the parties acknowledge, the parties hereto hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

a. “501(c) Organization” shall mean an entity that is exempt from taxation under Section 501(c)(3), Section 501(c)(4) or Section 501(c)(9) of the United States Internal Revenue Code of 1986, as amended.

b. “Charitable Trust” shall mean a trust that is a 501(c) Organization, and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

c. “Conversion Event” shall mean such time at which the Field Family Members collectively own, beneficially and of record, less than 3,000,000 shares of Common Stock (such number of shares to be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Capital Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Capital Stock having a record date occurring on or after the date of this Agreement).

d. “Effective Date” shall have the meaning set forth in the Merger Agreement.

e. “Effective Time” shall have the meaning set forth in the Merger Agreement.

f. “Exclusively Owned Entity” shall mean any Person that is (i) exclusively owned, directly or indirectly, by one or more Field Family Members or (ii) in the case of a 501(c) Organization, in respect of which one or more Field Family Members, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.

g. “Field Family Member” shall mean the Field Family together with (a) all Permitted Transferees and (b) any trustee of a trust solely for the benefit of one or more Permitted Class B Transferees.

h. “Field Family” shall mean the Holders and their respective estates.

i. “Independent Director” shall have the meaning set forth in the Articles.

j. “Management Shareholder” shall have the meaning set forth in the Articles.

k. “Non-Qualifying Entity” shall mean any Person that was at one time an Exclusively Owned Entity under this Agreement, if there occurs any act or circumstance that causes such entity to no longer be an Exclusively Owned Entity under this Agreement.

l. “Permitted Class B Transferee” has the meaning set forth in the Articles.

m. “Person” shall have the meaning set forth in the Merger Agreement.

n. “Transfer” of a share of Capital Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary, or by will or the laws of descent and distribution or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Capital Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise (other than pursuant to the Voting Agreement (as defined in the Merger Agreement)). Notwithstanding the foregoing, the following shall not be considered a “Transfer” of Capital Stock, except to the extent any of the following would result in the conversion of any shares of Capital Stock into a share of any other class of Capital Stock (each of the transactions described in clauses (i)-(vi) shall be referred to herein as a “Permitted Transfer”, and the transferees under clauses (i)-(v), the “Permitted Transferees”):

(i) all Transfers of Capital Stock within the Field Family;

(ii) all Transfers of Capital Stock to a Permitted Class B Transferee;

(iii) all Transfers of Capital Stock to any Exclusively Owned Entity (notwithstanding the foregoing, a “Transfer” shall be deemed to occur with respect to all shares owned by an Exclusively Owned Entity at such time, if any, that such Exclusively Owned Entity becomes a Non-Qualifying Entity);

(iv) all Transfers of Capital Stock to (A) the personal representative of a Field Family Member upon the death of such Field Family Member, solely to the extent the executor or administrator is acting in the capacity as personal representative of the estate of the Field Family Member or (B) the trustee of a testamentary trust of a Field Family Member upon the death of such Field Family Member, solely to the extent the trustee is acting in its capacity as trustee of the testamentary trust of the Field Family Member; provided that any Transfer by such personal representative from such estate or by such trustee from such testamentary trust shall constitute a “Transfer” under this Agreement unless such Transfer would qualify for another exemption from the definition of “Transfer” at such time;

(v) (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Capital Stock by a Field Family Member to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) a Field Family

Member, (B) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments or (C) an employee of the Company or a member of the Board, (2) the change in trustee for such a GRAT from one of the persons identified in subclauses (A) through (C) above to another person identified in subclauses (A) through (C) above and (3) the distribution of such shares of Capital Stock from such GRAT to a Field Family Member (provided, however, that the distribution of shares of Capital Stock to any beneficiary of such GRAT, except a Field Family Member, shall constitute a “Transfer” unless such distribution would qualify for another exemption from the definition of “Transfer” at such time); and

(vi) all Transfers of Capital Stock to a Charitable Trust.

o. “Voting Control” shall mean, with respect to a share of Capital Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Conversion Upon Effectiveness of Merger. The Field Family shall convert, or cause to be converted, at the Effective Time, an aggregate of 3,152,333 shares of Class B Common Stock to Class A Common Stock in accordance with the provisions for voluntary conversion of Class B Common Stock in Section 10(e)(i) of the Articles.

3. Transfer Restriction. Each Holder agrees that, except for Permitted Transfers, it will not, and it will cause its Permitted Transferees not to, Transfer any Capital Stock, to the extent received pursuant to a Permitted Transfer from such Holder after the date hereof, for a period of nine (9) months after the Effective Date.

4. Mandatory Conversion. Upon the occurrence of a Conversion Event, each Holder shall, as soon as is practicable (and in any event prior to any subsequent opportunity to vote such Class B Common Stock), take such actions as are required to convert all of such Holder’s Class B Common Stock to Class A Common Stock in accordance with the provisions for voluntary conversion of Class B Common Stock in Section 10(e)(i) of the Articles, including delivering to the Company (a) the certificate or certificates representing each of such Holder’s shares of Class B Common Stock, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, and (b) written notice to the Company stating that such Holder elects to convert all of such Holders’ shares of Class B Common Stock to Class A Common Stock and stating the name and address in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued.

5. Agreement Regarding Remaining Class B Common Stock. From and after the occurrence of a Conversion Event, no Management Shareholders shall accept any shareholder’s proxy (or give effect to any existing proxy) to vote (in person, by proxy or otherwise) such shareholder’s Class B Common Stock outstanding. Further, to the extent a Management Shareholder acquires any Class B Common Stock after the occurrence of a Conversion Event, such Management Shareholder shall, as soon as is practicable (and in any event prior to any subsequent opportunity to vote such Class B Common Stock), convert such Class B Common Stock to Class A Common Stock in accordance with the provisions for voluntary conversion of Class B Common Stock in Section 10(e)(i) of the Articles.

6. Class B Conversions. The conversion of the shares of Class B Common Stock hereunder shall be deemed to be effective as of the date as of which the conversion is recorded on the books of the Company. The Company shall cause the transfer agent to deliver a certificate or certificates for the Class A Common Stock as promptly as reasonably practicable after the conversion has been recorded on the books of the Company.

7. Company Sale and Equal Status. After the Effective Time, to the extent that any transaction is, or series of related transactions are, (a) a consolidation or merger of the Company with or into any other entity, or any other transaction having an effect on shareholders substantially similar to that resulting from a consolidation or merger, or an acquisition of all or substantially all of the Company’s assets or (b) any tender or exchange offer by any third party to acquire (i) a majority of the aggregate Voting Control of the Capital Stock, (ii) shares of Class A Common Stock or (iii) shares of Capital Stock (any such transaction, a “Company Sale or Recapitalization”), no Holder shall sell, transfer or exchange, directly or indirectly, any shares of Capital Stock in, or in a transaction related to, such Company Sale or Recapitalization, for an amount per share greater than that received in such Company Sale or Recapitalization by the holders of Class A Common Stock or a form of consideration different from the form that holders of Class A Common Stock would receive, or may elect to receive, in such Company Sale or Recapitalization; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock of, or other equity interests in, the Company or any other corporation, partnership, limited liability company or other entity, then the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of such shares of capital stock or other equity interests may differ to the extent that the powers, designations, preferences and relative, common, participating, optional or other special rights and qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock differ as provided in the Articles (including, without limitation, with respect to the voting rights and conversion provisions thereof) (such differences, the “Class Differences”); provided, further, that, if the Field Family is granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock are granted identical election rights; provided, further, that this Section 7 shall not prohibit any employment compensation, severance or other employee benefit arrangement, or payments made or to be made or benefits granted or to be granted according to such an arrangement, with respect to any Holder, in connection with any such transaction, if the arrangement would satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Securities and Exchange Act of 1934, as amended (assuming for such purposes that the applicable transaction were subject to such rule).

8. Specific Enforcement. Each party hereto agrees that its obligations hereunder are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

9. Covenants of the Company. The Company agrees to use reasonable commercial efforts, within the requirements of applicable law, to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof.

10. Administration of this Agreement. The Company shall establish, from time to time, such policies and procedures relating to the general administration of the terms of this Agreement and any Transfers of Capital Stock hereunder, as it may deem necessary or advisable consistent with the terms of this Agreement, and shall deliver notice to the Field Family of the restrictions placed on their shares of Capital Stock by this Agreement in accordance with the requirements of the Business Corporation Law of Pennsylvania.

11. Scope of this Agreement. The Field Family intends that this Agreement shall constitute an amendment, modification, supplement and/or waiver of certain rights, preferences, privileges, terms or provisions set forth or contained in the Articles.

12. Inconsistent Agreements. Each Holder agrees that it has not entered into, and will not enter into, any agreement, understanding or arrangement that is inconsistent with this Agreement or that would preclude such Holder from complying with its obligations under this Agreement. In the event of any inconsistency between this Agreement, the Merger Agreement, the Separation Agreement (as defined in the Merger Agreement) or any of the Transaction Agreements (as defined in the Merger Agreement) relating to the transactions contemplated by such agreements, with respect to the subject matter hereof, the provisions of this Agreement shall control.

13. Term and Termination.

a. This Agreement shall become of force and effect only upon the occurrence of the Effective Date.

b. This Agreement will terminate (i) without further action at any time before the Effective Date upon termination of the Merger Agreement or (ii) upon conversion of all of the outstanding Class B Common Stock.

c. This Agreement may be terminated by the written consent of the parties hereto, provided that such termination has been approved by a majority of the Independent Directors (other than any Field Family Members or any of their affiliates).

d. If this Agreement is terminated, no party hereto will have any liability of any kind to the other parties hereto or any other Person on account of this Agreement, except as provided in the Merger Agreement.

14. Miscellaneous.

a. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred (whether by operation of law or otherwise) by the Company, on the one hand, or any Holder, on the other hand, without the prior written consent of the Company, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that the Company may assign or transfer this Agreement to any successor entity that has organizational documents containing terms regarding the rights of its different classes of ownership substantially similar to the Class Differences in connection with any merger, consolidation, reorganization or business combination transaction. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the Field Family and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company and the Field Family or their respective successors and assigns any rights, remedies, obligations, or liabilities of any nature whatsoever under or by reason of this Agreement.

b. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Company and the Field Family with respect to the subject matter hereof.

c. Amendment and Waiver. This Agreement or any of its provisions may be waived, amended, modified or supplemented only by a written instrument that has been executed by the Company, that has been approved by a majority of the Independent Directors (other than any Field Family Members or any of their affiliates) and has been approved in writing by any Holder who would be adversely effected by such waiver, amendment, modification or supplement. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument that has been signed by the party granting such waiver and that, in the case of the Company, has been approved by a majority of the Independent Directors (other than any of Field Family Members or any of their affiliates). No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

d. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) business day after mailing; and (iii) if otherwise actually personally delivered, when delivered, provided, however, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party hereto shall provide by like notice to the other parties hereto:

If to the Company, to:

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

If to a Holder (and to the extent designated on Schedule 1, counsel to or other representative of such Holder), to the address(es) set forth on Schedule 1.

e. Governing Law; WAIVER OF JURY TRIAL. All disputes, claims or controversies arising out of or relating to this Agreement, or the interpretation, negotiation, validity, enforceability or performance of this Agreement, or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylania without regard to its rules of conflict of laws which would result in the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably submits to the jurisdiction of any Delaware state or federal court in any dispute, claim or controversy arising out of or relating to this Agreement, or the interpretation, negotiation, validity, enforceability or performance of this Agreement, or the transactions contemplated hereby, and irrevocably agrees that all claims in respect of such dispute, claim or controversy may be heard and determined in such Delaware state or federal court. Each party hereto irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, to the extent permitted by law, that any final and nonappealable judgment against any of them in any dispute, claim or controversy contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. EACH PARTY HERETO WAIVES (SUBJECT TO APPLICABLE LAW) TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN. NO PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 13.e. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 13.e WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

f. Equitable Remedies. Each party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party hereto hereby agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party hereto under this Agreement, and each party hereto hereby agrees to waive the defense in any such suit that each of the other parties hereto has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 13.f shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties hereto may elect to pursue. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any other rights or remedies which the parties hereto may have hereunder or may otherwise have at law or in equity.

g. Severability. In the event that any one or more of the terms or provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement so long as the absence of such terms or provisions does not materially adversely affect any party hereto, and the parties hereto shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement and which are not materially adverse to any party hereto. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties hereto as reflected by this Agreement and not materially adverse to any party hereto. To the extent permitted by applicable law, each party hereto waives any term or provision of law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

h. Several Liability. The obligations of each Holder under this Agreement are several and not joint, and no Holder shall have any liability or obligation under this Agreement for any breach hereunder by any other Holder. Each Holder is signing and entering this Agreement solely in his, her or its capacity as the beneficial owner of such Holder’s shares of Capital Stock. Notwithstanding anything to the contrary in this Agreement, no Holder makes any agreement or understanding in this Agreement in such Holder’s capacity as an employee, officer or director of the Company, and nothing herein (i) shall limit or affect in any way any actions that may hereafter be taken by him, her or it in his, her or its capacity as an employee, officer or director of the Company, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) shall be construed to prohibit, limit or restrict him, her or it from exercising his, her or its fiduciary duties as an employee, officer or director to the Company or its stockholders.

i. Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been advised by counsel in connection therewith. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions of this Agreement. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation”; (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular term or provision of this Agreement, unless otherwise specified and (iv) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

j. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic signature and by electronic mail or PDF), each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

k. Due Authority. Each party hereto hereby represents and warrants to the other parties as follows:

Such party has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

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[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Holders have executed this Agreement as of the date first above written.

Entercom Communications Corp.

By:	/s/ Andrew P. Sutor, IV
	Name:	Andrew P. Sutor, IV
	Title:	Senior Vice President, General Counsel

[Signature Page to Side Letter Agreement]

HOLDER

By:	/s/ Joseph M. Field
Name:	Joseph M. Field

[Signature Page to Side Letter Agreement]

HOLDER

By:	/s/ Marie H. Field
Name:	Marie H. Field

[Signature Page to Side Letter Agreement]

HOLDER

By:	/s/ David J. Field
Name:	David J. Field

[Signature Page to Side Letter Agreement]